Exhibit 99.2

Schedule D Part I

TRU TAJ LLC AND SUBSIDIARIES

EXCLUDING PROPCO 1

(UNAUDITED)

CONDENSED CONSOLIDATED OPERATIONS DATA

(UNAUDITED)

6 Weeks Ended
(In millions)	February 3, 2018
Net sales	$381
Cost of sales	236

Gross margin	145
Selling, general and administrative expenses	109
Depreciation and amortization	9
Restructuring and other charges	43
Other income, net	(7)
Intercompany expense	20

Total operating expenses	174

Operating loss	(29)
Interest expense, net	(16)
Reorganization items, net	(10)

Loss before income taxes	$(55)

EBITDA (ex. P1) (1)	$23
Capital expenditures	$6

SELECT BALANCE SHEET ITEMS

(In millions)	February 3, 2018
Cash and cash equivalents	$377
Merchandise inventories	594
Restricted cash (2)	213
Accounts payable	$380
Current portion of long-term debt	445
Long-term debt (3)	391

(1)	EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization and excludes restructuring charges and reorganization line items above.
(2)	Includes $158 million of restricted cash at TRU Taj LLC.
(3)	Excludes $557 million (carrying value) of Taj Senior Secured Notes classified as Liabilities subject to compromise.

Schedule D Part II

Additional public disclosure for Europe/Australia group:	6 Weeks Ended
(In millions)	February 3, 2018
Net sales	$179
EBITDA	(3)
Cash (including Taj cash)	188
ABL balance	—
Excess ABL Availability	52

14 Weeks Ended
Additional quarterly public disclosure:	February 3, 2018
Same Store Sales (% change YoY)	(6.2)%
Europe/Australia ex. UK	(6.8)%
UK	(17.2)%
Asia	(1.7)%

The foregoing information is being delivered in accordance with Section 4.03(c)(1) of the indenture governing the 11% senior secured ABL DIP notes (the “Notes”) and that this is not all of the information necessary to make an investment decision relating to the Notes. This information has been prepared by and is the responsibility of management and is preliminary and based upon information available to the Company as of the date of the report. The Company may identify items that would require adjustments to the results announced herein. The Company cautions you not to place undue reliance on this financial information as the Company’s auditors have not audited, reviewed, compiled or performed any procedures with respect to this financial data.

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